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                    October 6, 2022

       David Rosenberg
       Chairman of the Board of Directors
       Ignyte Acquisition Corp.
       640 Fifth Avenue, 4th Floor
       New York, NY 10019

                                                        Re: Ignyte Acquisition
Corp.
                                                            Amendment No. 5 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed October 6,
2022
                                                            File No. 001-39951

       Dear David Rosenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Scott Cowan, Esq.